Exhibit 99.1

FOR IMMEDIATE RELEASE	February 28, 2003

For press and other inquiries contact:

Victoria Trahan	500 7th Avenue, 10th Floor
Investor Relations and	New York, NY 10018
Corporate Communications	Phone:	(212) 645-7704
Website: www.axonyx.com	Fax:	(212) 989-1745

AXONYX ANNOUNCES TRANSFER TO THE NASDAQ SMALLCAP MARKET

NEW YORK, N.Y. – February 28, 2003 - AXONYX INC.  (NASDAQ: AXYX) today announced that, effective March 3, 2003, its common stock will commence trading on the Nasdaq SmallCap Market under the stock symbol AXYX.

Based on a decision by the Nasdaq Listing Qualifications Panel dated February 26, 2003, the Panel overturned a Nasdaq Staff De-listing Determination concerning the Company’s compliance with the requirements for listing on the Nasdaq SmallCap Market and allows the transfer of the listing of Axonyx’s common stock from the Nasdaq National Market to the Nasdaq SmallCap Market effective March 3, 2003.

The Nasdaq Listing Qualifications Panel decision is conditioned upon Axonyx filing its Form 10-K for the fiscal year ended December 31, 2002 prior to March 31, 2003, with the Form 10-K evidencing shareholders’ equity of at least $2,500,000.  As previously announced, the Company consummated a $4.9 million private placement effective as of December 31, 2002.

The Company must also promptly notify Nasdaq of any significant events that occur until the Form 10-K is filed.  The Panel reserves the right to modify or terminate the shareholders’ equity condition upon review of Axonyx’s reported financial results and other significant events.  If Axonyx fails to comply with the terms of the Panel’s conditions, its securities will be delisted from The Nasdaq Stock Market.

The Nasdaq Listing Qualifications Panel decision also noted that upon transfer to the Nasdaq SmallCap Market, the Company has at least until June 16, 2003 to attain compliance with the $1.00 bid price requirement for continued listing on the Nasdaq Stock Market.

“We are confident that the financial statements we will file with our Form 10-K will evidence stockholders’ equity greater than the $2,500,000 required by the Panel,” stated Marvin S. Hausman, M.D., President and Chief Executive Officer of Axonyx.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer’s Disease, human memory disorders and prion-based illnesses such as Mad Cow Disease.

This press release may contain forward-looking statements or predictions.  These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the Securities and Exchange Commission, specifically Axonyx’s Annual Report on Form 10-K.  There can be no assurance that the the Nasdaq Listing Qualifications Panel will not impose modified conditions on the Company’s listing on the Nasdaq SmallCap Market and that the Company will be able to meet any such conditions.  There can be no assurance that the Company will achieve compliance with the $1 per share required stock price prior to June 16, 2003.  There can be no assurance that the Company will be successful in raising additional funds.  Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.